Exhibit 5.1

FULBRIGHT & JAWORSKI L.L.P.

A REGISTERED LIMITED LIABILITY PARTNERSHIP

FULBRIGHT TOWER

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

WWW.FULBRIGHT.COM

TELEPHONe:	(713) 651-5151	FACSIMILE:	(713) 651-5246

February 1, 2012

Rex Energy Corporation

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

Ladies and Gentlemen:

We have acted as counsel to Rex Energy Corporation, a Delaware corporation (the “Company”), in connection with the public offering of up to 8,050,000 shares of common stock, $.001 par value per share (the “Shares”), pursuant to (a) its Registration Statement (the “Registration Statement”) on Form S-3, as amended (File No. 333-174741), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on June 15, 2011, which relates to the Company’s offer and sale of various securities pursuant to Rule 415 under the Securities Act, and (b) the related prospectus contained in the Registration Statement, as supplemented by the final prospectus supplement relating to the sale of the Shares, dated January 31, 2012 (as so supplemented, the “Prospectus”). The Shares are being offered, issued and sold pursuant to the Underwriting Agreement, dated January 31, 2012 (the “Underwriting Agreement”), between the Company and KeyBanc Capital Markets Inc., as representative of the several underwriters named therein.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Austin — Beijing — Dallas — Denver — Dubai — Hong Kong — Houston — London — Los Angeles — Minneapolis

Munich — New York — Riyadh — San Antonio — St. Louis — Washington DC

Rex Energy Corporation

February 1, 2012

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the Underwriting Agreement, and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and legally issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2012 and the reference to this firm under the caption “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.